EXHIBIT 21.1

HYDROGEN POWER, INC.
LIST OF SUBSIDIARIES AT DECEMBER 31, 2006

FastFunds Financial Corporation, a Nevada Corporation
Denaris Corporation, a Delaware Corporation
Key Financial Systems, Inc., a Florida Corporation
Nova Financial Systems, Inc., a Florida Corporation